Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated February 19, 2016, on the financial statements of Thermomedics, Inc. for the years ended December 31, 2014 and 2013, included herein on the registration statement of PositiveID Corporation on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
September 30, 2016